NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 20, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 1, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Journal Communications, Inc. and E.W. Scripps Company broadcasting businesses became effective before the opening on April 1, 2015. Upon effectiveness of the merger, Journal Communications, Inc. and E.W. Scripps Company spun-off its newspaper businesses which will be owned and operated by a new holding company, Journal Media Group. Each share of Class A Common Stock of Journal Communications, Inc. was converted into 0.5176 of a (Post Spin-Off) Common Share of The E.W. Scripps Company and 0.1950 shares of Common Stock of Journal Media Group. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 1, 2015.